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                 SECURITIES AND EXCHANGE COMMISSION

                       Washington D.C. 20549



                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934




Date of Report                                     May 26, 1999
(Date of earliest event reported)





                   KIMBALL INTERNATIONAL, INC.
      (Exact name of registrant as specified in its charter)





                          INDIANA
      (State or other jurisdiction of incorporation)

        0-3279                            35-0514506
(Commission File Number)     (IRS Employee Identification Number)

   1600 Royal Street, Jasper, Indiana               47549-1001
(Address of principal executive offices)            (Zip Code)


Registrants telephone number, including area code: (812) 482-1600


                         Not Applicable
(Former name or former address, if changed since last report)




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ITEM 5.  Other Events



      Kimball International, Inc. Announces $100 Million Credit Facility Manufacturing Facility Purchased in Juarez, Mexico; Production Expansion
                           in North Carolina

Jasper, IN (May 25, 1999) - Kimball International, Inc. (NASDAQ: KBALB) today announced the signing of a $100 million revolving credit facility with NBD Bank, an affiliate of Bank One Corporation. The credit facility will be used by
Kimball for acquisitions and general corporate purposes.   The agreement is a
five-year commitment and includes an option to increase the available funds to $150 million based upon certain terms and conditions.

"Today's announcement is significant in the context that it represents a new chapter in the financing history of Kimball International," stated Kimball International, Inc. Chairman and Chief Executive Officer, Douglas A. Habig.
"We have been quite active during this past fiscal year in acquiring businesses and properties that we feel will play an important role in helping us achieve our long-term goals and strategies. And, as we head into the next millennium, our aggressive growth plans and acquisition strategies in the electronics segment along with furniture and cabinets will require additional financing above the operating cash flow historically used to fund our business. This credit line will allow us to finance that growth while at the same time lowering our overall cost of capital," continued Habig.

During the past fiscal year, Kimball has completed a number of acquisitions related to their core competencies aimed at penetrating new and existing markets. In August 1998, Kimball nearly doubled their timberland holdings by purchasing 11,700 acres in Crittenden and Union Counties in Kentucky to help assure a long-term supply of quality hardwood timber for its wood related product lines. The site may also serve as a possible location for future expansion of Kimball's manufacturing operations. In September 1998, Kimball acquired the assets of Transwall, Inc., a privately held manufacturer of stackable panel office furniture systems and floor-to-ceiling products. In January 1999, Kimball acquired Southeast Millwork, (renamed Kimball Store Fixtures) a privately held manufacturer of store display fixtures located in Boca Raton, Florida.

Kimball Store Fixtures is also presently expanding their geographic presence with a 125,000 square foot leased manufacturing facility located in Weaverville, North Carolina, near Asheville. They expect to employ nearly 200 full-time production employees once the plant reaches full capacity.

And in response to the changing needs of its customers and to further enhance their global manufacturing capabilities, Kimball also recently purchased a 904,000 square foot manufacturing facility located in Juarez, Mexico, previously owned by Zenith Electronics Corporation. The Juarez facility will produce projection television cabinets along with providing additional capacity for other manufacturing operations. Kimball expects to attract additional business to the newly acquired plant due to the close proximity to many of its key OEM customers. The Juarez acquisition is anticipated to have a modest, dilutive impact on earnings for the fourth quarter of fiscal 1999 as a result of related start-up costs.






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Commenting on Kimball's latest acquisition, Habig said, "Kimball International recognizes that our customers' business and the economy is becoming more global
every day and we are dedicated to meeting the needs of our customers.   We
believe that our most recent purchase of the facility in Juarez along with the other strategic acquisitions that we have recently completed is confirmation of our commitment to our customers and future growth. Kimball International will continue to seek out new and profitable opportunities, both domestically and internationally, that not only exceed the needs and expectations of our customers, but also benefit our employees and share owners," concluded Habig.

Certain statements contained within this release could be considered forward-looking under the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties including, but not limited to, timely implementation of acquisition start ups, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures, and the compounding effect the above mentioned risks may have on the Company's increased investments to provide an infrastructure for accelerated growth.

Kimball International, Inc. is a diversified manufacturer of consumer durable goods, including office, residential, hospitality and healthcare furniture, sold under the Company's family of brand names. Kimball also supplies electronic assemblies on a contract basis to customers in the automotive, aerospace, defense, telecommunications and computer industries. Other products produced by Kimball on an original equipment manufactured basis include store fixtures, television cabinets and stands, audio speaker systems, home furniture and pool tables, plywood, dimension stock and other lumber products.

For more information about Kimball International, Inc., visit the Company's web site on the Internet at www.kimball.com.


























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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Kimball International, Inc.



                                  By:  Robert F. Schneider
                                       ROBERT F. SCHNEIDER
                                       Executive Vice President,
                                       Chief Financial Officer,
                                       Assistant Treasurer


Date: May 26, 1999